UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported June 28, 2019

METWOOD. INC.
(Exact name of registrant as specified in its chatter)

Nevada	000-05391	83-0210365
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

819 Naff Rd. Boones Mill, VA.	24065
(Address of principal executive offices)	(Zip code)

Registrant’s telephone number, including area code: (540) 334-4294

______________________________________________

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant underthe following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425).

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12).

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b)).

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c)).

Item 1.01. Entry into a Material Definitive Agreement.

On June 29, 2019 Metwood, Inc. (the “Company”) entered into an agreement to sell the control block of fifteen (5,000,000) million common shares of the Company to Emerge Nutraceuticals, Inc., a Florida Corporation for 500 common stock of Emerge Nutraceuticals and three hundred thousand dollars ($300,000). At the same time an agreement was entered into to sell all the assets of Metwood, Inc, a Virginia corporation to Cahas Mountain Properties, LLC, a Virginia limited liability company, the consideration for this sale is Nine million four hundred thousand (9,400,000) shares of common stock of the “Company”.

Item 5.02. Departure of Directors and Certain Officers; Election of Directors; Appointment of Certain Officers.

On June 29, 2019, the Company received a letter of resignation letter from Robert M. Callahan for all positions With the Company including Chief Executive Officer and Director. On June 29, 2019 the Company received a letter of resignation from Shawn A. Callahan for all positions with the Company including President, Chief Financial Officer and Director.

These resignations were not due to any disagreement with the Company on any matter relating to its operations, policies, or practices.

On June 29, 2019, the following officers were appointed Keith M. Thomas Chief Executive Officer and Shawn Phillips President. Appointed to the Board of Directors, Keith M. Thomas, Chairman, Shawn Phillips and Raffaela Thomas.

Keith M. Thomas and Raffaela Thomas are mother and son.

Item 9.01. Financial Statements and Exhibits.

(d) Exhibits. The following exhibit is being filed herewith this Current Report on Form 8-K

10.1	Stock Purchase Agreement

10.2	Asset Purchase Agreement

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

METWOOD, INC.

Date: June 29, 2019	By:	/s/ Keith M. Thomas
Keith M. Thomas
CEO

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